As filed with the Securities and Exchange Commission on February 22, 2011
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ITEX Corporation
 (Exact name of registrant as specified in its charter)

Nevada	93-0922994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3326 160th Avenue SE, Suite 100, Bellevue, Washington	98008
(Address of Principal Executive Offices)	(Zip Code)

ITEX Corporation 2004 Equity Incentive Plan
(Full title of the plan)

Steven White
Chief Executive Officer
3326 160th Avenue SE, Suite 100
Bellevue, Washington 98008
 (Name and address of agent for service)

(425) 463-4000
 (Telephone number, including area code, of agent for service)

Copies to:

Stephen Tollefsen
Tollefsen Business Law P.C.
2825 Colby Ave., Ste. 304
Everett, WA 98201
(425) 353-8883

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.01 par value	400,000	$4.55	$1,820,000	$211.31

(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plan described herein as a result of any future stock split, stock dividend or similar transaction.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the bid and ask price per share of the Common Stock on the OTC Bulletin Board on February 18, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the 2004 Equity Incentive Plan, as specified in Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

(a)  Our Annual Report on Form 10-K for the fiscal year ended July 31, 2010, filed with the Commission on October 20, 2010, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which contains audited financial statements for the latest fiscal year for which such statements have been filed;

Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 4, 2010;

(b)  All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above;

(c)  The description of our common stock contained in our Current Report on Form 8-K, filed with the SEC on February 22, 2011; and

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

ITEX is incorporated under the laws of the State of Nevada.  Section 78.7502 of the Nevada Revised Statutes (“NRS”) enables a corporation to indemnify any person, including an officer or director, who was or is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful.  A Nevada corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

NRS Section 78.7502 authorizes a corporation to grant indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).  Reference is made to Item 9 below for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Our bylaws provide for indemnification of our directors, officers, employees and agents to the fullest extent permitted by Nevada law.  Our directors and officers also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by ITEX for such purpose.  ITEX maintains directors’ and officers’ insurance to cover its directors and officers for specific liabilities, including coverage for public securities matters.

Section 78.138 of the NRS generally eliminates or limits the personal liability of a director or officer to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  NRS Section 78.300 further provides for liability of directors for unlawful distributions to stockholders.

NRS Section 78.751 enables a corporation in its articles of incorporation, bylaws or by agreement to provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding.  ITEX has entered into separate indemnification agreements with its current executive officers and directors which include provisions providing for mandatory indemnification and for advancement of expenses by ITEX in the event of actions or proceedings against them.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Exhibit Description

4.1	Amended and Restated Bylaws of ITEX Corporation (1)
5.1	Opinion of Tollefsen Business Law P.C. regarding legality of securities being registered
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included as part of signature page)
99.1	2004 Equity Incentive Plan, as amended and restated, and forms of agreements thereunder (2)

(1)	Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K (File No. 000-18275), filed on December 19, 2008.
(2)	Incorporated by reference to Exhibits 10.1, 10.2 and 10.3 to our Current Report on Form 8-K (SEC File No. 000-18275), filed on February 18, 2011.

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on February 22, 2011.

ITEX Corporation

By:	/s/ Steven White
Steven White
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven White as his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven White	Director, Chief Executive Officer and President (Principal Executive Officer),	February 22, 2011
Steven White	and Interim Chief Financial Officer (Principal Financial Officer)

/s/ John Wade	Director, Secretary and Treasurer	February 22, 2011
John Wade

/s/ Eric Best	Director	February 22, 2011
Eric Best

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1	Amended and Restated Bylaws of ITEX Corporation (1)
5.1	Opinion of Tollefsen Business Law P.C. regarding legality of securities being registered
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accounting firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included as part of signature page)
99.1	2004 Equity Incentive Plan, as amended and restated, and forms of agreements thereunder (2)

(1)	Incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K (File No. 000-18275), filed on December 19, 2008.
(2)	Incorporated by reference to Exhibits 10.1, 10.2 and 10.3 to our Current Report on Form 8-K (SEC File No. 000-18275), filed on February 18, 2011.